UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 12, 2007
Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 12, 2007, TIB Financial Corp. (“TIB”) entered into a definitive Stock Purchase Agreement (the “Agreement”) with Naples Capital Advisors, Inc. (“NCA”) and John M. Suddeth, Jr. and Michael H. Morris (collectively, the “Sellers”). Under the terms of the Agreement, TIB will purchase all the issued and outstanding shares of capital stock of NCA.  In purchasing such shares, TIB will acquire all of the assets and property of NCA.  The Sellers will receive $1,333,000 in cash at closing.  In addition, the Sellers shall be entitled to receive additional cash consideration up to $148,000 on each of the first three annual anniversaries of NCA or a subsidiary of TIB receiving a trust department license under the Florida Financial Institutions Codes. The earn-out payments are based on NCA achieving certain total revenue milestones outlined in the Agreement.  The Company will enter into employment agreements with Messrs Morris and Suddeth as part of the closing of the transaction. The terms of the stock purchase are more fully described in the Agreement which is attached as Exhibit 10.1 to this report. The closing of the sale is subject to the satisfaction of certain conditions. The parties contemplate closing during January 2008.

ITEM 7.01 Regulation FD Disclosure

On December 13, 2007, the Company issued a press release announcing the Agreement between TIB Financial Corp. and Naples Capital Advisors, Inc., John M. Suddeth, Jr. and Michael H. Morris. A copy of the press release is attached to this filing as Exhibit 99.1.  All information in the press release, appearing in Exhibit 99.1, is furnished but not filed pursuant to Regulation FD.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Stock Purchase Agreement between Naples Capital Advisors, Inc., John M. Suddeth, Jr. and Michael H. Morris and TIB Financial Corp.
99.1	Press Release dated December 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
Date: December 13, 2007	By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
Executive Vice President, Chief Financial Officer and Treasurer